UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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PLUM CREEK TIMBER COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

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Notice of

2006 Annual Meeting

of Stockholders

and Proxy Statement

PLUM CREEK TIMBER COMPANY, INC.

Dear Stockholder:

It is a pleasure to invite you to Plum Creek’s Annual Meeting of Stockholders on Wednesday, May 3, 2006, beginning at 9:00 a.m. local time, at the Washington Athletic Club in Seattle, Washington. Driving instructions to the Washington Athletic Club can be found at the back of this document.

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, I urge you to vote your proxy as soon as possible. You can vote over the Internet, by telephone or by mailing back a proxy card. Voting in any of these ways will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these options. If you do attend the meeting in person, you will have the opportunity, if you desire, to change your vote at the meeting.

The agenda for the Annual Meeting includes the election of eight (8) directors to serve until the 2007 Annual Meeting, consideration of a proposal to ratify the appointment of Ernst & Young as Plum Creek’s independent auditors, consideration of a stockholder proposal (if it is properly presented at the meeting), and such other business as may properly come before the meeting. The Board of Directors recommends that you vote “FOR ALL” of the director nominees, “FOR” ratifying the appointment of Ernst & Young as Plum Creek’s independent auditors and “AGAINST” the stockholder proposal. In addition to these specific matters, there will be a report on Plum Creek’s operations, and you will have an opportunity to ask questions of general interest to stockholders.

If you have any questions concerning the Annual Meeting or any of the proposals, please contact our Investor Relations Department at (800) 858-5347 (within the United States and Canada) or (206) 467-3600 (outside the United States and Canada, call collect).

I look forward to seeing you on May 3rd in Seattle.

Sincerely yours,

Rick R. Holley President and Chief Executive Officer

PLUM CREEK TIMBER COMPANY, INC.

999 Third Avenue, Suite 4300

Seattle, Washington 98104-4096

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 3, 2006

NOTICE is hereby given of the Annual Meeting of Stockholders of Plum Creek Timber Company, Inc., a Delaware corporation (the “Company”).

DATE, TIME AND LOCATION	The Annual Meeting of Stockholders will take place on Wednesday, May 3, 2006 at 9:00 a.m. local time, in the Noble Room at the Washington Athletic Club located at 1325 Sixth Avenue, Seattle, Washington. Please refer to the map and the driving instructions located at the back of this document for the location of the Washington Athletic Club.

AGENDA	The purposes of the Annual Meeting of Stockholders are:

1. To elect eight (8) persons to serve on the Company’s Board of Directors for one-year terms expiring at the Annual Meeting of Stockholders to be held in 2007;

2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2006;

3.    To consider and act upon a stockholder proposal, if it is properly presented at the meeting, to increase the voting threshold by which individuals are elected to the Company’s Board of Directors; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

RECORD DATE	You are entitled to vote on the matters presented at the Annual Meeting of Stockholders if you were a stockholder of record at the close of business on March 10, 2006.

VOTING	Please submit your proxy as soon as possible so that your shares can be voted at the meeting. Submitting the enclosed form of proxy will appoint Rick R. Holley, William R. Brown and James A. Kraft as your proxies. You may submit your proxy and vote your shares (1) by Internet, (2) by telephone, or (3) by mail. For instructions, please refer to the proxy card.

If your shares are held in “street name” by a broker, bank or other nominee, you are not the record holder of the stock (and your name is not on the Company’s list of registered stockholders), but you are considered the beneficial owner of the stock, and these proxy materials are being forwarded to you by your broker, bank or other nominee record holder. If you hold your stock in street name and would like to vote in person at the meeting, you must bring with you a proxy, executed in your favor, from your broker, bank or other nominee record holder.

By Order of the Board of Directors,

James A. Kraft
Senior Vice President, General Counsel and Secretary
March 10, 2006

i

PLUM CREEK TIMBER COMPANY, INC.

999 Third Avenue, Suite 4300

Seattle, Washington 98104-4096

PROXY STATEMENT FOR THE 2006 ANNUAL MEETING OF

STOCKHOLDERS

To Be Held on May 3, 2006

The Date of this Proxy Statement is March 10, 2006.

PROXIES IN THE FORM ENCLOSED ARE SOLICITED BY THE BOARD OF DIRECTORS OF PLUM CREEK TIMBER COMPANY, INC. TO BE VOTED AT THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 3, 2006, AT 9:00 A.M. LOCAL TIME, AND AT ANY ADJOURNMENT THEREOF, FOR THE PURPOSES SET FORTH IN THE ATTACHED NOTICE OF ANNUAL MEETING OF STOCKHOLDERS. THE COMPANY ANTICIPATES THAT THE NOTICE, THIS PROXY STATEMENT AND THE FORM OF PROXY ENCLOSED WILL FIRST BE SENT TO ITS STOCKHOLDERS ON OR ABOUT MARCH 17, 2006.

SOLICITATION OF PROXY AND REVOCABILITY

This Proxy Statement is furnished to stockholders of Plum Creek Timber Company, Inc., a Delaware corporation (“Plum Creek” or the “Company”), in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies to be voted at the Company’s Annual Meeting of Stockholders on May 3, 2006, or any adjournment thereof (the “Annual Meeting”). Proxies in the form enclosed which are properly executed and returned to the Company or voted by telephone or Internet, and not later revoked, will be voted at the Annual Meeting in accordance with the instructions specified on the proxy card. Proxies received without specific voting instructions, unless revoked before exercised, will be voted:

•	“For All” of the nominees for director listed in these materials and on the proxy;

•	“For” ratifying the appointment of Ernst & Young LLP as the Company’s independent auditors for 2006; and

•	“Against” the stockholder proposal to increase the voting threshold by which individuals are elected to the Board.

Proxies will be voted on such other matters as may properly come before the meeting, or any adjournment thereof, in the discretion of the appointed proxy holders.

Any person giving a proxy may revoke it at any time prior to its exercise. A proxy may be revoked either by filing an instrument of revocation with the Company’s Secretary, voting by telephone or by Internet at a later date, or signing and submitting another proxy card with a later date. A proxy may also be revoked by voting in person at the meeting. If your shares of Plum Creek common stock are held in street name (in the name of a bank, broker or other nominee as the holder of record), you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxies, and any additional material that may be furnished to stockholders. In accordance with the regulations of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”), the Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares of Plum Creek common stock. In addition to solicitation by mail, directors, officers, or other employees of the Company, without extra remuneration, may solicit proxies in person or by telephone or facsimile. Georgeson Shareholder Communications, Inc. will assist the Company in the solicitation of proxies for a fixed fee of $8,000 and reasonable out-of-pocket expenses, to be paid by the Company.

In accordance with Rule 14a-3(e)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless the Company receives instructions to the contrary, only one copy of the Company’s 2005 Annual Report and this Proxy Statement will be delivered to multiple stockholders sharing the same address. Upon written or oral request of any stockholder residing at a shared address to which a single copy of the 2005 Annual Report and this Proxy Statement was delivered, the Company hereby undertakes to deliver promptly to such stockholder a separate copy of such documents. Any such request may be made by telephone or in writing as follows: if by Telephone, call (800) 858-5347 (within the United States and Canada) or (206) 467-3600 (outside the United States and Canada, call collect); if in writing, address notifications to Investor Relations Department, 999 Third Avenue, Suite 4300, Seattle, Washington, 98104-4096. Stockholders sharing an address who would prefer to receive only one copy of the Company’s annual report or proxy statement in the future, or who would prefer to receive separate copies of such documents in the future, may notify the Company of their preference by following the instructions immediately above.

VOTE REQUIRED AND METHOD OF COUNTING VOTES

Under the Delaware General Corporation Law (“Delaware Law”) and the Company’s Amended and Restated Bylaws, the presence at the Annual Meeting, in person or by duly authorized proxy, of the holders of a majority of the outstanding shares of stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a record holder of stock votes on behalf of the beneficial owner of the stock on at least one proposal, but not on another, because the record holder does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner. For example, under NYSE Rules, proposals to elect directors and to ratify the appointment of independent auditors are considered “discretionary” items. This means that brokerage firms may vote in their discretion on these matters on behalf of their clients who have not furnished voting instructions at least 15 days before the date of the meeting. In contrast, stockholder proposals are “non-discretionary” items. This means that brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them.

Each share of Plum Creek common stock entitles the holder to one vote on each of the three (3) proposals to be presented at the Annual Meeting.

For Proposal 1, the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Checking the box that withholds authority to vote for one or more nominees is the equivalent of abstaining. The eight (8) nominees who receive the greatest number of votes cast for the election of directors by shares that are entitled to vote and are present in person or by proxy at the Annual Meeting will be elected directors. In an uncontested plurality election, such as this, abstentions and broker non-votes have no legal effect, because approval by a specified percentage of shares outstanding or present at the meeting is not required by the Company’s Amended and Restated By-Laws. However, the Board has adopted a Majority Vote Policy which provides that any director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will tender a written resignation to the Chairman of the Board. Absent a compelling reason to do otherwise, the Board will accept the resignation. This policy and the reasons for its adoption are set forth in “Proposal 3 — Company Statement” of this Proxy Statement.

For Proposal 2 (ratifying the appointment of Ernst & Young) and Proposal 3 (stockholder proposal to increase the voting threshold by which individuals are elected to the Board), the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required. An abstention or a broker non-vote, therefore, will have the same effect as a vote against the proposal.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Role of the Board of Directors

Pursuant to Delaware Law and the Company’s Amended and Restated Bylaws, the business, property and affairs of the Company are managed under the direction of the Board. The current members of the Board are Rick R. Holley, Ian B. Davidson, Robin Josephs, John G. McDonald, Robert B. McLeod, Hamid R. Moghadam, John H. Scully, Stephen C. Tobias and Carl B. Webb. Members of the Board are kept informed of the Company’s business through discussions with Plum Creek’s officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board held four regularly scheduled meetings and two special meetings in 2005.

Director Independence

The Board’s governance principles require that at least two-thirds of the Board be comprised of independent directors, and that each of the Board’s three committees be comprised solely of independent directors. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with the Company. To evaluate the materiality of any such relationship, the Board has adopted categorical independence standards consistent with NYSE listing standards. A copy of these standards is attached to this Proxy Statement as Annex A and can also be found on the Company’s website at www.plumcreek.com by clicking on the “Investors” link and then the “Corporate Governance” link.

With the assistance of its legal counsel, the Corporate Governance and Nominating Committee reviewed written responses to annually-submitted questionnaires completed by each member of the Board against the Board’s and the NYSE’s director independence standards, along with the NYSE and SEC independence standards applicable to Board members who serve on the Audit Committee. On the basis of this review, the Corporate Governance and Nominating Committee advised the full Board of its conclusions regarding director independence. After considering the Committee’s recommendation, the Board affirmatively determined that each current member of the Board, except for Mr. Holley, is independent under the Board’s and the NYSE’s independence standards, and that each member of the Audit Committee is independent under the NYSE’s and SEC’s independence standards for directors who serve on audit committees.

Board Committees

The Board has standing a Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee.

Compensation Committee. During 2005, the Compensation Committee met seven times. The Compensation Committee acts pursuant to a written charter adopted in January 2003, and is responsible for developing and modifying over time the Company’s compensation policies and plans, including the compensation policies and plans for the Company’s executive officers and directors. It is also responsible for making recommendations to the Board concerning amendments to the Company’s compensation plans and, in certain instances, making amendments to such plans. The Committee also oversees the annual performance evaluation of the Company’s President and Chief Executive Officer, and is responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy materials. Mr. Tobias served on the Compensation Committee as Chairman for 2005 and for part of 2006, and he has reviewed and agrees with the Compensation Committee Report on Executive Compensation contained in this Proxy Statement. The current members of the Compensation Committee are Ms. Josephs and Messrs. McLeod, Moghadam, and Webb (Chairman).

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met four times during 2005. The Committee acts pursuant to a written charter adopted in January 2003, and is responsible for overseeing and coordinating many of the Company’s corporate governance practices. The Committee is also responsible for advising the Board with respect to matters of Board composition and procedures, as well as developing, and recommending to the Board, the Company’s corporate governance principles. The Committee also oversees the annual performance evaluation of the Board and its committees. The current members of the Corporate Governance and Nominating Committee are Messrs. Davidson, McDonald, Moghadam, Scully (Chairman) and Tobias.

Audit Committee. During 2005, the Audit Committee met nine times. The Audit Committee acts pursuant to a written charter, which was originally adopted by the Board during 2000, and was revised in February of 2004. This Committee has the responsibility to appoint, terminate, replace, compensate and oversee the Company’s independent auditors, to review and approve the scope of the annual audit, to interview the independent auditors for review and analysis of the Company’s financial systems and controls, and to review the independence of, and pre-approve any audit or non-audit services provided by, the independent auditors.

Current members of the Audit Committee are Mr. Davidson, Ms. Josephs and Messrs. McDonald (Chairman) and Webb. The Board of Directors has determined that each of the current members of the Audit Committee is independent in accordance with both NYSE listing standards applicable to audit committee members and Rule 10A-3(b)(1) under the Exchange Act. In addition, the Board has designated each of Mr. Davidson and Ms. Josephs as an “audit committee financial expert”, as that term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

Report of the Audit Committee

In connection with the Audit Committee’s review of the Company’s financial statements for the year ended December 31, 2005:

1.	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company;

2.	The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380), as may be modified or supplemented;

3.	The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent auditors the independent auditors’ independence; and

4.	Based on the review and discussions of the above three items, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Ian B. Davidson, Robin Josephs, John G. McDonald (Chairman) and Carl B. Webb

Selection of Nominees to the Board of Directors

The Corporate Governance and Nominating Committee will consider director nominee recommendations from stockholders. Stockholder recommendations must be in writing and addressed to the Chairman of the Corporate Governance and Nominating Committee, c/o Corporate Secretary, Plum Creek Timber Company, Inc., 999 Third Avenue, Suite 4300, Seattle, Washington, 98104-4096. If a stockholder intends to make a nomination at any annual stockholder meeting, the Company’s Amended and Restated Bylaws require that the stockholder deliver written notice to the Company not more than 90 days or less than 60 days prior to the anniversary date of the Company’s previous year’s annual meeting of stockholders. The notice must set forth, among other things: (1) the name and address of the stockholder who intends to make the nomination; (2) the name, age, address and principal occupation of the proposed nominee or nominees; (3) a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) the consent of each proposed nominee to serve as a director of the Company if so elected; and (5) the number of shares of common stock of the Company owned by the notifying stockholder and by the proposed nominee or nominees. These bylaw provisions afford the Board the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications.

The Corporate Governance and Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company, and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Corporate Governance and Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above. From time to time the Committee engages firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified as a potential candidate by the Corporate Governance and Nominating Committee, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairman of the Committee or another member of the Committee contacts the candidate. Generally, if the candidate expresses a willingness to be considered and to serve on the Board, the Committee requests information from the candidate, reviews their accomplishments and qualifications in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

Executive Session of the Board of Directors

In accordance with the Company’s Corporate Governance Guidelines, the Board’s independent directors meet in executive session at least four (4) times each year. The Chairman of the Board, who must be an independent director under the Corporate Governance Guidelines, presides at, and sets the agenda for, each executive session of the independent directors. If the Board has not selected a Chairman, then the Corporate Governance Guidelines require that the chair of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee each preside over the meetings of the independent directors in rotating order as decided by the other independent directors. Mr. Davidson served as Chairman of the Board during 2005.

Communicating with the Board

Any person who wishes to notify or communicate with the entire Board, any individual director, or the independent directors as a group, may contact the Chairman of the Board or the chair of any committee of the Board. Communications should be delivered to the following address, marked “confidential”, care of Corporate Secretary, Plum Creek Timber Company, Inc. 999 Third Avenue, Suite 4300, Seattle, Washington 98104. The Corporate Secretary reviews all such correspondence and will forward to the Chairman or committee chair, as the case may be, a copy of such correspondence that, in the opinion of the Corporate Secretary, is related to the functions of the Board or its committees, or that he otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures were approved by the Board of Directors.

While directors are always welcome to attend each annual meeting of stockholders, the Board has no formal policy requiring their attendance. Two of the Company’s directors, Messrs. Holley and Davidson, attended the 2005 annual meeting of stockholders held on May 11, 2005.

Code of Ethics and Other Corporate Governance Information

The Company maintains a code of ethics entitled the “Plum Creek Code of Conduct” which applies to each director and to the principal executive officer, the principal financial officer and the principal accounting officer as well as to all other employees of the Company. The Plum Creek Code of Conduct and the governing charters of the Audit, Compensation, and Corporate Governance and Nominating committees, along with the Company’s Corporate Governance Guidelines, can be found in the “Corporate Governance” section of the Company’s website accessible to the public at www.plumcreek.com. To find this section of the website, click on the “Investors” link and then the “Corporate Governance” link. The Company will post any amendments to, or waivers from, its Code of Conduct (to the extent applicable to any director or any of the Company’s executive officers, including the chief executive officer, principal financial officer or principal accounting officer) at this location on its website. In addition to these documents, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and reports concerning transactions in the Company’s stock by directors and certain officers of the Company, and any amendments to those reports, can also be found on the Company’s website by first clicking the “Investors” link, then the “Earnings/Financial Publications” link and finally the “SEC Filings” link. Copies of any of these documents may be obtained from our website or free of charge by contacting the Company’s Investor Relations Department at 999 Third Avenue, Suite 4300, Seattle, Washington 98104 or by calling (206) 467-3600.

On June 1, 2005, Rick R. Holley, as President and Chief Executive Officer of the Company, submitted an unqualified certification to each of the New York Stock Exchange and the Pacific Exchange stating that, as of that date, he was not aware of any violation by the Company of the New York Stock Exchange Corporate Governance Listing Standards or the Pacific Exchange Corporate Governance Standards, respectively. Additionally, Mr. Holley and Mr. William R. Brown, as Executive Vice President and Chief Financial Officer of the Company, have each made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, which are included as exhibits 31.1, 31.2, 32.1 and 32.2, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Non-Employee Director Compensation

The compensation package for non-employee directors is currently comprised of annual cash retainers, meeting fees and grants of restricted common stock. Each director receives a $40,000 annual cash retainer for service to the Board. The Chairman of the Board receives an additional annual cash retainer of $30,000, the Chairman of the Audit Committee receives an additional annual cash retainer of $10,000, and the Chairman of the Compensation Committee, the Chairman of the Corporate Governance and Nominating Committee and members of the Audit Committee (other than the Chairman) each receives an additional annual cash retainer of $5,000. Each director also receives a $2,000 cash fee for attendance at each regular meeting of the Board. Members of the Audit Committee receive a $2,000 cash fee for attendance at each committee meeting, while members of the Corporate Governance and Nominating Committee and members of the Compensation Committee receive a $1,500 cash fee for attendance at each committee meeting. Unless otherwise designated by the committee chair, each committee member receives one-half of the regular committee-meeting fee for attendance at each committee meeting held telephonically. In addition to the foregoing cash fees, non-employee directors annually receive 2,000 shares of restricted common stock which carry a six-month restriction on transfer. Directors have the choice to elect to take all or a portion of their Board fees in common stock of the Company, and may defer all or part of their fee compensation. Directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

PROPOSAL 1

Election of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” OF THE DIRECTOR NOMINEES.

The Board is authorized under the Company’s Amended and Restated Bylaws to set, by resolution, the number of directors that comprises the Board. The directors whose terms expire in 2006 and have been nominated for election to one-year terms of office expiring at the 2007 Annual Meeting of Stockholders, or until their successors are elected, are Rick Holley, Ian Davidson, Robin Josephs, John McDonald, Robert McLeod, John Scully, Stephen Tobias and Carl Webb. Mr. Moghadam, whose term of office expires at the Annual Meeting, has declined to stand for re-election to the Board and has not, therefore, been nominated for re-election. In connection with Mr. Moghadam’s departure, the Board has passed a resolution reducing the authorized number of directors from nine to eight, effective immediately upon the election of directors at the Annual Meeting.

In the absence of instructions to the contrary, the proxy holders will vote the proxies received by them for the election of Rick Holley, Ian Davidson, Robin Josephs, John McDonald, Robert McLeod, John Scully, Stephen Tobias and Carl Webb. Discretionary authority is reserved to cast votes for the election of a substitute should any of the nominees be unable or unwilling to serve as a director.

Each of the nominees has agreed to serve as a director if elected, and the Company believes that each of them will be available to serve.

The names and ages of the nominees and their principal occupations or employment during the past five years are set forth below.

Nominees for Election to One-Year Terms Expiring at the 2007 Annual Stockholder Meeting:

Name	Age	Background
Rick R. Holley	54	Mr. Holley was elected to the Board of Directors of the Company on July 1, 1999 and has served as the Company’s President and Chief Executive Officer since July 1, 1999, the date of our conversion from a master limited partnership to a real estate investment trust, or REIT. Mr. Holley served from January 1994 through July 1999 as the President and Chief Executive Officer of Plum Creek Management Company, L.P. (the “Management Partnership”), the former general partner of Plum Creek Timber Company, L.P., the former master limited partnership and predecessor to the Company’s current operating partnership. From January 1994 through July 1999, he also served as a director of PC Advisory Corp I (the “General Partner”), the former general partner of the Management Partnership.

Ian B. Davidson	74	From December 1992 through July 1999, Mr. Davidson served as a director of the General Partner. Mr. Davidson was elected to the Board of Directors of the Company on July 1, 1999. Mr. Davidson is the chairman of the board of directors of Davidson Companies, the holding company that owns the brokerage firm DA Davidson & Co.

Robin Josephs	46	Ms. Josephs was appointed to the Board of Directors of the Company in July 2003. Ms. Josephs is the founder and managing director of Ropasada, LLC, a private investment and consulting firm. Ms. Josephs was previously employed by Goldman Sachs from 1986 to 1996, where she served as a senior officer in their Real Estate Investment Banking Division and Equity Capital Markets Group, and prior to that served as an analyst for Booz Allen & Hamilton, Inc. in New York. Ms. Josephs also serves on the board of directors of iStar Financial, Inc.

John G. McDonald	68	Professor McDonald was elected to the Board of Directors of the Company on July 1, 1999. Professor McDonald is a Professor of Finance at the Graduate School of Business at Stanford University, where he has been a faculty member since 1968, and where he holds the Stanford Investors Chair. Professor McDonald also serves as a director of Varian, Inc.; Scholastic Corp.; iStar Financial, Inc.; and eight mutual funds managed by Capital Research and Management Company.

Robert B. McLeod	63	Mr. McLeod was appointed to the Board of Directors of the Company in June 2004. Mr. McLeod is the chairman of the board of directors and Chief Executive Officer of Newland Communities, a national developer of master planned communities.

John H. Scully	61	Mr. Scully served as a director of the General Partner from November 1992 through July 1999, and was elected to the Board of Directors of the Company on July 1, 1999. Mr. Scully is managing director of SPO Partners & Co., a private investment firm that was an affiliate of the Management Partnership. Mr. Scully also serves as chairman of the board for Advent Software, Inc.

Stephen C. Tobias	61	Mr. Tobias was appointed to the Board of Directors of the Company in October 2001. Mr. Tobias has served as the Vice Chairman and Chief Operating Officer of Norfolk Southern Corporation since July 1998, and as the Vice President of Norfolk Southern Railway Company since May 2000, having served prior thereto as Executive Vice President-Operations of Norfolk Southern Corporation and Vice President and Chief Operating Officer of Norfolk Southern Railway Company. Mr. Tobias also serves as a director of Norfolk Southern Railway Company.

Carl B. Webb	56	Mr. Webb was appointed to the Board of Directors of the Company in October 2003. Mr. Webb is currently the Interim President and Chief Executive Officer of Triad Financial Corporation, a national automobile finance company, a position he has held since August 2005. Mr. Webb served as President and Chief Operating Officer and director of Golden State Bancorp, Inc. and its wholly owned subsidiary California Federal Bank from 1994 to 2002. Prior to working at Golden State Bancorp, Inc., he was employed by First Madison Bank as President and Chief Executive Officer. Mr. Webb currently serves on the board of directors of Affordable Residential Communities, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE NOMINEES ON THE ENCLOSED PROXY CARD. UNLESS INDICATED OTHERWISE, THE SHARES WILL BE VOTED “FOR ALL” OF THE NOMINEES TO BE ELECTED TO THE BOARD OF DIRECTORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s common stock as of March 10, 2006 for each director, each named executive officer and the directors and executive officers as a group. As of March 10, 2006, there was no person or entity known to the Company to beneficially own more than 5% of the Company’s common stock. The address of each person is c/o Plum Creek Timber Company, Inc., 999 Third Avenue, Suite 4300, Seattle, Washington, 98104-4096.

Name of Individual	Number of Shares Beneficially Owned		Percent of Class

Directors

Ian B. Davidson	45,208	(a)	*
Rick R. Holley	568,235	(b)	*
Robin Josephs	16,200	(c)	*
John G. McDonald	18,000	(d)	*
Robert B. McLeod	7,000		*
Hamid R. Moghadam	26,024	(e)	*
John H. Scully	209,230	(f)	*
Stephen C. Tobias	19,578	(g)	*
Carl B. Webb	15,179	(h)	*

Named Executive Officers

Thomas M. Lindquist	118,533	(i)	*
William R. Brown	122,209	(j)	*
James A. Kraft	124,920	(k)	*
David A. Brown	58,064	(l)	*
David W. Lambert	25,260	(m)	*
Directors & Executive Officers as a Group (18 persons including those named above)	1,475,696		*

*	Represents less than 1.0% of the outstanding shares of common stock, based on 184,329,721 shares of common stock outstanding as of March 10, 2006.

(a)	Includes 300 shares of common stock owned by Mr. Davidson’s wife. Also includes 12,000 shares of common stock issuable under stock options exercisable within sixty days of March 10, 2006.

(b)	Includes 42,621 shares of common stock held by an employee benefits trust with respect to which Mr. Holley, as President and Chief Executive Officer of the Company, has voting power. Mr. Holley does not have a pecuniary interest in any of these shares and therefore disclaims beneficially ownership thereof. Also includes 348,750 shares of common stock issuable under stock options exercisable within sixty days of March 10, 2006.

(c)	Includes 200 shares of common stock held in trust for the benefit of Ms. Josephs’ children and 3,000 shares of common stock held in a trust over which Ms. Josephs has power to vote and dispose. Also includes 9,000 shares of common stock issuable under stock options exercisable within sixty days of March 10, 2006.

(d)	Includes 12,000 shares of common stock issuable under stock options exercisable within sixty days of March 10, 2006

(e)	Includes 12,024 shares of common stock, receipt of which has been deferred pursuant to an election under a deferral plan. Also includes 12,000 shares of common stock issuable under stock options exercisable within sixty days of March 10, 2006.

(f)	Includes 188,230 shares of common stock held in a trust over which Mr. Scully has voting and dispositive power. Also includes 12,000 shares of common stock issuable under stock options exercisable within sixty days of March 10, 2006.

(g)	Includes 3,578 shares of common stock, receipt of which has been deferred pursuant to an election under a deferral plan. Also includes 12,000 shares of common stock issuable under stock options exercisable within sixty days of March 10, 2006.

(h)	Includes 7,500 shares of common stock issuable under stock options exercisable within sixty days of March 10, 2006.

(i)	Includes 87,500 shares of common stock issuable under stock options exercisable within sixty days of March 10, 2006.

(j)	Includes 86,250 shares of common stock issuable under stock options exercisable within sixty days of March 10, 2006.

(k)	Includes 65,500 shares of common stock issuable under stock options exercisable within sixty days of March 10, 2006.

(l)	Includes 39,500 shares of common stock issuable under stock options exercisable within sixty days of March 10, 2006.

(m)	Includes 19,500 shares of common stock issuable under stock options exercisable within sixty days of March 10, 2006.

EXECUTIVE COMPENSATION

The following table sets forth a summary of compensation for the three years ended December 31, 2005 for the President and Chief Executive Officer and the Company’s five other most highly compensated executive officers for services rendered in all capacities (the “named executive officers”). Annual compensation amounts are on an accrual basis and include amounts deferred at the named executive officer’s election.

Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Awards		Payouts
			(a)	(b)	(c)		(d)	(e)
Name & Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)
Rick R. Holley President and Chief Executive Officer	2005	$745,200	$900,000			95,000	$3,354,000	$61,446
	2004	$745,200	$871,884	$69,820		100,000	$1,875,118	$60,355
	2003	$720,000	$898,560			100,000	$1,580,000	$43,290

Thomas M. Lindquist Executive Vice President	2005	$300,000	$300,000			35,000	$696,000	$219,861
	2004	$300,000	$270,000	$6,628		35,000	$178,015	$10,025
	2003	$285,000	$285,000		$280,757	35,000	$150,000	$19,036

William R. Brown	2005	$294,000	$280,000			30,000	$976,700	$28,262
Executive Vice	2004	$294,000	$264,600	$21,212		35,000	$569,685	$28,608
President and Chief	2003	$285,000	$275,000			35,000	$480,000	$26,839
Financial Officer

James A. Kraft	2005	$277,000	$260,000			20,000	$604,750	$22,085
Senior Vice	2004	$277,000	$249,300	$15,467		18,000	$415,389	$21,737
President, General	2003	$270,000	$270,000			18,000	$350,000	$18,193
Counsel and Secretary

David A. Brown	2005	$207,333	$208,000	$3,271		10,000	$302,800	$17,602
Vice President	2004	$199,233	$200,000	$4,418		10,000	$118,687	$16,611
and Chief	2003	$189,900	$190,800	$48,669		10,000	$100,000	$14,543
Accounting Officer

David W. Lambert	2005	$207,333	$208,000			10,000	$288,140	$17,133
Vice President,	2004	$199,233	$200,000	$3,977		10,000	$106,827	$19,389
Business Development	2003	$189,900	$190,800	$48,669		10,000	$90,000	$16,298

(a)	The amounts under the Bonus column of the Summary Compensation Table represent cash payments under the Plum Creek Annual Incentive Plan.

(b)	The amount under the Other Annual Compensation column of the Summary Compensation Table for 2005 represents reimbursement for taxes incurred in connection with personal travel expenses which, in recognition of outstanding long-term service, were paid for by the Company. The amounts for 2004 represent interest earned on the cash portion and dividends paid on the stock portion of the second half of the settlement value of the 2000 value management award, which is described in more detail in footnote (d) to the Summary Compensation Table. The amounts for 2003 represent reimbursements for taxes incurred in connection with the vesting of restricted stock.

(c)	The amount under the Restricted Stock Awards column of the Summary Compensation Table represents the market value of restricted shares of Plum Creek common stock based on the closing price of the stock on the date of grant.

(d)

The amounts under the LTIP (long-term incentive plan) Payouts column of the Summary Compensation Table for 2005 represent the payout of earned value management award units granted in 2002 and of earned dividend equivalents granted in 2000, each of which were granted under the Plum Creek 2000 Stock Incentive Plan (the “2000 Stock Incentive Plan”). Under the terms of the 2002 value management awards, each value management award unit could be earned at a percentage of face value ($100) depending upon the achievement of a measure of total stockholder return at the end of the three-year performance period on December 31, 2004 relative to a peer group of forest product companies selected by the Board’s Compensation Committee. Due to the Company’s relative performance, each value management award unit was earned at 116% of face value, or $116 per unit. The terms of the 2000 dividend equivalents provided the right, subject to the attainment of certain performance goals over a five-year performance period, to receive the per-share dividend paid by the Company multiplied by the number of stock options granted in tandem with the dividend equivalents that are unexercised as of the date such performance goals are met. Each year during the five-year performance period, a participant was eligible to earn the current year dividend on the Company’s common stock, plus prior year unearned dividends to the extent that the Company’s total stockholder return on an annualized basis was at least 13%. The total stockholder return computation consisted of the Company’s stock price appreciation plus dividends paid. Based on the Company’s total stockholder return achieved during the five-year performance period, all dividends paid by the Company during the performance period were earned on the outstanding dividend equivalents. The amounts for 2004 represent the dollar value of the second half payment in 2004 of earned value management award units granted in 2000. The amounts for 2003 represent the dollar value of the first half payment in 2003 of the same value management award units.

(e)	The amounts under the All Other Compensation column of the Summary Compensation Table include matching thrift contributions in the Plum Creek qualified Thrift and Profit Sharing Plan and interest accrued on earned dividend equivalents related to vested stock options. Matching thrift contributions for 2005 for Messrs. Holley, Lindquist, Brown, Kraft, Brown and Lambert were $13,389, $13,510, $13,200, $13,200, $13,080 and $13,080, respectively. Interest accrued during 2005 on earned dividend equivalents related to vested stock options for Messrs. Holley, Lindquist, Brown, Kraft, Brown and Lambert were $48,057, $6,351, $15,062, $8,885, $4,522 and $4,053, respectively. The amount shown for Mr. Lindquist in 2005 also includes a $200,000 discretionary incentive award pursuant to the terms of his employment contract with the Company. See “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.” Matching thrift contributions for 2004 for Messrs. Holley, Lindquist, Brown, Kraft, Brown and Lambert were $12,411, $9,385, $12,600, $13,250, $12,852 and $15,852, respectively. Interest accrued during 2004 on earned dividend equivalents related to vested stock options for Messrs. Holley, Lindquist, Brown, Kraft, Brown and Lambert were $47,944, $640, $16,008, $8,487, 3,759 and $3,537, respectively. Matching thrift contributions for 2003 for Messrs. Holley, Lindquist, Brown, Kraft Brown and Lambert were $13,800, $19,036, $16,945, $12,990, $12,288 and $14,148, respectively. Interest accrued during 2003 on earned dividend equivalents related to vested stock options for Messrs. Holley, Lindquist, Brown, Kraft, Brown and Lambert were $29,490, $0, $9,894, $5,203, $2,255 and $2,150, respectively.

Grants of Stock Options in 2005

The following table sets forth information on stock option grants during the fiscal year 2005 to the named executive officers. The options set forth in the table below were granted on February 9, 2005.

Name	(a) Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	(b) Grant Date Present Value
Rick R. Holley	95,000	19.9%	$37.49	2/9/15	$647,900
Thomas M. Lindquist	35,000	7.3%	$37.49	2/9/15	$238,700
William R. Brown	30,000	6.2%	$37.49	2/9/15	$204,600
James A. Kraft	20,000	4.2%	$37.49	2/9/15	$136,400
David A. Brown	10,000	2.1%	$37.49	2/9/15	$68,200
David W. Lambert	10,000	2.1%	$37.49	2/9/15	$68,200

(a)

Each of the options reflected in this table was granted to the respective named executive officer under the Plum Creek Amended and Restated Stock Incentive Plan (“Stock Incentive Plan”). Each stock option has a ten-year term, an exercise price equal to the fair market value of the Company’s common stock on the date of grant and vests in equal amounts over four years from the date of grant. In the event of certain terminations following a change in control of the Company, all unvested stock options become fully vested and exercisable. See “Employment Contracts and Termination of Employment and Change-in-Control Agreements.”

Dividend equivalents were granted in tandem with each option granted in 2005 to the named executive officer. Under the terms of the 2005 awards as determined by the Compensation Committee, dividend equivalents represent the right, subject to the attainment of certain Company performance goals, to receive a percentage of the per-share dividend paid by the Company over a five-year performance period multiplied by the number of unexercised stock options. Each year during the five-year performance period, a participant may be eligible to earn a percentage of the Company’s current year dividend plus a percentage of prior year unearned dividends to the extent that the Company’s total stockholder return on an annualized basis is at least 5.5% at the end of any such year. The total stockholder return computation consists of the Company’s stock price appreciation plus dividends paid. The specific percentage to be applied to any such earned dividends for a given year of the performance period is contingent upon the Company’s performance for that year measured against the performance of a peer group of companies and specified market indexes. Dividends are earned in whole or in part based on a sliding scale. If the Company’s total stockholder return is below the 50th percentile of the peer group and market indexes, then the percentage amount is zero. If the Company’s total stockholder return is at or above the 75th percentile, the full amount of the dividend is earned. If the Company’s relative performance is between the 50th and the 75th percentile, dividend equivalents are valued based on a sliding scale between 50% and 100% of the dividends paid during the year.

Payments related to any earned dividend equivalents are made at the end of the five-year performance period. Unless otherwise specified by the participant, each payment is paid in cash, except that any officer who does not meet the Company’s stock ownership guidelines is required to receive up to half of the payment value in the Company’s common stock. If a participant terminates employment prior to the end of the five-year performance period, a cash payment is made for any performance goals achieved in connection with vested stock options until the associated stock option has expired under the terms of the award. Payment related to unvested stock options and performance goals achieved after termination of the expiration of the associated stock option are forfeited. As of December 31, 2005, the following amounts had been earned by Messrs. Holley, Lindquist, Brown, Kraft, Brown and Lambert respectively, in connection with dividend equivalents related to the vested portion of stock options granted in 2001, 2002, 2003, 2004 and 2005: $1,434,000, $198,100, $458,500, $264,585, $122,808 and $108,261.

(b)	The value of each stock option for purposes of this table is $6.82. The value was calculated using the Black-Scholes stock option valuation methodology, and used the grant date of February 9, 2005 and an option price of $37.49 in the applied valuation model. It also assumed a risk-free rate of return of 4.1%, a dividend yield of 4.1%, and a stock price volatility of 24%. Stock options have an exercise period of ten years, but the estimated effective option life is approximately six years, taking into account the four-year vesting schedule.

Aggregate Option Exercises in 2005 and Year-End Option Values

The following table sets forth information on the exercise of stock options during fiscal year 2005 by each of the named executive officers and the value of unexercised options at December 31, 2005.

	Shares Acquired (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Rick R. Holley	0	0	250,000	245,000	$2,291,750	$1,251,250
Thomas M. Lindquist	0	0	52,500	87,500	$459,113	$437,938
William R. Brown	30,000	$333,004	52,500	82,500	$459,113	$437,938
James A. Kraft	0	0	46,500	47,500	$422,040	$228,400
David A. Brown	0	0	29,750	24,750	$283,000	$123,538
David W. Lambert	8,000	$90,634	9,750	24,750	$97,838	$123,538

The value realized on exercised stock options is based on the difference between (x) the actual sale price of common stock on the date and the time of exercise multiplied by the total number of options exercised, less (y) the exercise price. The value of unexercised stock options is based on the difference between the exercise price of the options and $36.05, the fair market value of Plum Creek common stock on December 31, 2005.

Long Term Incentive Plan Awards

Value Management Awards Table

The following table sets forth information about certain value management awards granted to each of the named executive officers on February 9, 2005, under the Stock Incentive Plan.

Name	Number of Units	Performance Period Until Maturation
Rick R. Holley	12,500	12/31/07
Thomas M. Lindquist	4,000	12/31/07
William R. Brown	2,500	12/31/07
James A. Kraft	2,200	12/31/07
David A. Brown	1,000	12/31/07
David W. Lambert	1,250	12/31/07

A value management award is an incentive compensation award that is contingent upon achievement of specified performance goals during a three-year performance period. These performance goals are determined by the Compensation Committee, and are tied directly to total stockholder return relative to a peer group of forest product companies and specified market indexes selected by the Compensation Committee. As defined in the Stock Incentive Plan, total stockholder return is a computation consisting of stock price appreciation (or depreciation) plus dividends paid, as calculated by the Compensation Committee in its reasonable discretion. Value management awards are earned in whole or in part based on a sliding scale. No value management award is earned if the Company’s total stockholder return is below the 50th percentile of the peer group and market indexes. Two times the face value of the value management award is earned if the corporation’s total stockholder return is at or above the 75th percentile.

For each value management award, the Compensation Committee has specified a $100 per unit face value and the following performance goals and corresponding award amounts:

Total Stockholder Return	Value Management Award Earned
At or above the 75th percentile	200% of face value
Between the 50th and 75th percentiles	Sliding scale between 0 and 200%
Below the 50th percentile	0% of face value

Upon a determination by the Compensation Committee that the performance goals have been achieved, appropriate amounts (as determined pursuant to the terms of each award and the Stock Incentive Plan) are paid out within 60 days following the end of the performance period. Unless otherwise specified by the award recipient, each payment is paid entirely in cash, except that any officer who does not meet the Company’s stock ownership guidelines is required to receive up to half of the settlement value in Plum Creek common stock.

Equity Compensation Plan Information

The following table summarizes options and other rights outstanding under Plum Creek’s equity based compensation plans as of December 31, 2005:

Plan category	Securities to be issued upon exercise (a)	Weighted-average exercise price (b)	Securities available for future issuance (c)
Equity compensation plans approved by security holders	1,910,553	$29.70	9,577,948
Equity compensation plans not approved by security holders (d)	—	—	—

(a)	Number of securities to be issued upon exercise of outstanding stock options.

(b)	Weighted-average exercise price of outstanding options.

(c)	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a). Represents shares available for future issuance under the Stock Incentive Plan. At December 31, 2005, 2.8 million shares of the 12.4 million shares available for issuance under the Stock Incentive Plan have been used for the grant of non-qualified stock options and restricted stock, and for payment of earned value management awards and earned dividend equivalents. The number of shares to be issued in connection with dividend equivalents and value management awards is not determinable until after the end of their respective performance periods.

(d)	On October 6, 2001, five subsidiary corporations of Georgia-Pacific Corporation, which collectively held all of the assets and liabilities representing a former operating division of Georgia-Pacific known as The Timber Company, merged with and into the Company (“The Timber Company Merger”). As of December 31, 2005, there are 391,577 outstanding options to acquire Plum Creek common stock that were issued originally under the Georgia-Pacific long-term incentive plans as options to acquire Georgia-Pacific’s Timber Company stock. These stock options have a weighted average exercise price of $15.83 per common share and were assumed by the Company in connection with The Timber Company Merger. Although the Company’s stockholders did not separately approve the assumption of these stock options, the stockholders did approve each of The Timber Company Merger and the related merger agreement (and all of the transactions contemplated by the merger agreement, including the company’s assumption of the stock options). No additional Plum Creek stock options may be granted under the Georgia-Pacific long-term incentive plans as a result of The Timber Company Merger.

Pension Plan

Estimated annual benefit levels under the Plum Creek Pension Plan (the “Pension Plan”), based on earnings and years of credited service at age 65, are as follows:

Final Average Earnings	Years of Credited Service
	15	20	25	30
$ 100,000	$ 21,803	$ 29,070	$ 36,338	$43,605
$ 300,000	$ 69,803	$ 93,070	$116,338	$139,605
$ 500,000	$117,803	$157,070	$196,338	$235,605
$ 700,000	$165,803	$221,070	$276,338	$331,605
$ 900,000	$213,803	$285,070	$356,338	$427,605
$1,100,000	$261,803	$349,070	$436,338	$523,605
$1,300,000	$309,803	$413,070	$516,338	$619,605
$1,500,000	$357,803	$477,070	$596,338	$715,605
$1,700,000	$405,803	$541,070	$676,338	$811,605
$1,900,000	$453,803	$605,070	$756,338	$907,605
$2,100,000	$501,803	$669,070	$836,338	$1,003,605

Benefit accruals under the Pension Plan are based on the gross amount of salary and incentive bonuses, but excluding all commissions and other extra or added compensation or benefits of any kind or nature. Also excluded is the value of any payout of a value management award or dividend equivalent right. Benefit amounts in the table above are shown as a single life annuity at age 65.

The Pension Plan formula for retirement at age 65 is 1.1% of the highest five consecutive-year average earnings, plus 0.5% of the highest five consecutive-year average earnings in excess of one-third of the Old Age, Survivors and Disability Insurance (“OASDI”) taxable wage base in effect during the year of termination, times the number of years of credited service up to a maximum of 30 years. An early retirement supplement equal to 1% of the highest five consecutive-year average earnings up to one-third of the OASDI taxable wage base in effect in the year of termination, times the number of years of credited service up to a maximum of 30 years, is payable until age 62. Both the basic benefit and the supplement benefit are reduced by 2% for each year the employee’s actual retirement date precedes the date the employee would have attained age 65, or the date the employee could have retired after attaining age 60 with 30 years of credited service, if earlier. In addition, the basic benefit and the supplemental benefit will be reduced by:

•	any previously distributed benefits earned under the Burlington Resources Inc. Pension Plan, in which participation was terminated on December 31, 1992 for the officers of Burlington Resources Inc., a former general partner of Plum Creek Timber Company, L.P., the former master limited partnership and predecessor to the Company’s current operating partnership; and

•	any previously distributed units earned between 1991 and 1993 under the Plum Creek Management Company Key Employee Unit Award Plan as set forth in the Plum Creek Key Employee Supplemental Pension Plan.

Years of service under the Pension Plan at age 65 for Messrs. Holley, Lindquist, Brown, Kraft, Brown and Lambert would be 30, 24, 26, 30, 25 and 30, respectively. Years of service under the Pension Plan as of December 31, 2005 for Messrs. Holley, Lindquist, Brown, Kraft, Brown and Lambert were 23, 4, 15, 22, 11, 16, respectively.

In lieu of the benefit described above, an enhanced benefit will be payable to Mr. Holley if he retires after attaining age 55. This enhanced benefit equals 50% of his highest five consecutive-year average earnings at age 55, increased by 2% for each year Mr. Holley continues working beyond age 55 (to a maximum of 5 years), and reduced by the previously distributed benefits under the Burlington Resources Inc. Pension Plan and Mr. Holley’s estimated primary Social Security benefit. Estimated annual enhanced benefit levels are as follows:

Final Average Earnings	Retirement Age
	55	60 and Over
$ 100,000	$ 50,000	$ 60,000
$ 300,000	$ 150,000	$ 180,000
$ 500,000	$ 250,000	$ 300,000
$ 700,000	$ 350,000	$ 420,000
$ 900,000	$ 450,000	$ 540,000
$1,100,000	$ 550,000	$ 660,000
$1,300,000	$ 650,000	$ 780,000
$1,500,000	$ 750,000	$ 900,000
$1,700,000	$ 850,000	$1,020,000
$1,900,000	$ 950,000	$1,140,000
$2,100,000	$1,050,000	$1,260,000

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

During 2004, Mr. Lindquist was a party to a contract with the Company governing the terms of his employment as an executive officer. In addition to establishing his initial base salary and bonus potential, the contract provided for an initial grant of 35,000 stock options (including an equal number of dividend equivalents) and 1,500 value management award units, along with 19,312 shares of restricted Plum Creek common stock. The shares of restricted stock carried a three-year vesting period which expired on December 31, 2004, and were granted both as part of the recruiting process and in lieu of forgone bonus and long-term incentive payments from his previous employer. Under the terms of the contract, Mr. Lindquist was eligible to receive a discretionary stock incentive award at the end of his third year of employment with the Company, not to exceed $250,000 in value, depending upon individual performance and contribution to the Company. Pursuant to this incentive award, Mr. Lindquist received a cash payment of $200,000 (in lieu of stock) on January 31, 2005. The contract also provided that if Mr. Holley were no longer employed by the Company at the end of the three-year performance period, Mr. Lindquist would have been entitled to receive shares of the Company’s common stock at least equal in value to $100,000.

Each of the named executive officers and directors of the Company is a participant in the 2000 Stock Incentive Plan and the Stock Incentive Plan, each of which contains specific termination and change-in-control provisions. According to the terms of the plans, if a plan participant were terminated by the Company within one year following a change-in-control of the Company for any reason other than cause or if a plan participant were to resign for good reason (as defined in the plan) within one year following a change-in-control of the Company, then: (1) all unvested stock options held by the plan participant would become fully vested and exercisable; (2) all dividend equivalents previously credited to the plan participant would be paid to the participant within ten (10) business days of such termination; (3) all restrictions applicable to any shares of restricted stock or restricted stock units would lapse; and (4) the maximum performance goal measure for each value management award would be deemed to have been achieved, and a pro rata amount (based on the number of months elapsed with respect to each performance period) of each award would be paid in cash to the plan participant within ten (10) business days of such termination.

RELATED PARTY TRANSACTIONS

None.

INDEBTEDNESS OF MANAGEMENT

None.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No person who served as a member of the Compensation Committee during 2005 has any compensation committee interlocks or other insider participation to report. Ms. Josephs and Messrs. McLeod, Moghadam, Tobias and Webb served as members of the Compensation Committee during 2005.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors, consisting entirely of independent non-employee directors, has furnished the following report on executive compensation:

Compensation Philosophy

The philosophy of the Company’s compensation programs is to enhance the Company’s performance and stockholder value by aligning the financial interests of the Company’s executives and senior managers with those of its stockholders, while keeping the overall compensation packages competitive. This philosophy is implemented by providing competitive base salaries as well as short and long-term incentives. The annual incentive plan is based primarily on performance against a financial target of funds from operations (generally defined as net income plus non-cash charges equal to depletion, depreciation and amortization, and the cost basis for lands sold), achievement of strategic objectives for the Company and individual management performance. The long-term incentive plan is based on both absolute and relative total stockholder return measures (with relative performance compared to the Company’s peer group and specified market indexes). The compensation package for officers includes a number of components that are designed to align individual compensation with the short-term and long-term performance of the Company. The compensation package for each of the officers in 2005 consisted of four elements: (1) base salary, (2) annual incentive-based bonus (3) long-term incentive plan and (4) various other benefits.

The Committee engages a nationally recognized, independent third party executive compensation and benefits consulting firm to provide the Committee with relevant market data and advice relating to executive compensation matters. The consulting firm reports directly to the Compensation Committee. The Committee believes that the total compensation package for the Company’s officers is consistent with the recommendations of the independent consulting firm.

Base Salary

It is the Company’s objective to pay base salaries at levels that are competitive (at or near the median) with those paid to senior executives of companies in the forest products and real estate industries and general industry based on tenure, individual experience, responsibilities and other factors. The Committee believes that this is necessary to attract and retain the executive management required to lead the Company. National compensation survey results from the forest products and real estate industries and general industry are considered in making salary determinations. Salaries, as well as other elements of total compensation, are reviewed annually in connection with performance reviews. Rick Holley, as President and Chief Executive Officer, reviews each executive’s performance on an annual basis and makes salary recommendations to the Compensation Committee. The Compensation Committee independently reviews these recommendations and approves, with any modifications it deems appropriate, the annual salary for each executive.

Annual and Long-Term Incentive Plans

In 1999, the Compensation Committee recommended, and the Board approved, adoption of the Plum Creek Annual Incentive Plan (the “AIP”) and the 2000 Stock Incentive Plan. The 2000 Stock Incentive Plan was presented to, and approved by, the Company’s stockholders at the Company’s 2000 Annual Meeting. In 2004, the Compensation Committee recommended, and the Board approved, an amendment and restatement of the 2000 Stock Incentive Plan (the “Stock Incentive Plan”), which was approved by stockholders at the 2004 Annual Meeting of Stockholders. The primary reason for adopting these plans and for continuing them is to provide a compensation program that attracts, retains and rewards executive talent.

Annual Incentive Compensation

Each officer was provided an opportunity during fiscal year 2005 to earn an annual incentive bonus under the AIP based upon the Company’s performance. The 2005 incentive bonus potential for the Company’s officers, other than the Chief Executive Officer, was 100% of each officer’s year-end base salary. As discussed in CEO Compensation, the Chief Executive Officer’s 2005 incentive bonus potential was 130% of his year-end base salary. The AIP bonus was calculated at year-end based on the Company’s performance against its financial target of funds from operations and strategic objectives, each of which were established by the Compensation Committee at the beginning of the fiscal year. At the end of the fiscal year, the Compensation Committee reviewed the Company’s performance against these pre-established goals, along with individual performance, and used the results of this review process to determine each officer’s AIP bonus amount. The Company exceeded its funds from operations target and met or exceeded its pre-established strategic objectives. Based on that review, the Committee made AIP bonus awards to the Company’s executive officers (excluding the Chief Executive Officer) ranging from 86.7% to 100% of AIP bonus potential. The AIP bonus awards were paid entirely in cash.

Long-Term Incentive Plan

The Stock Incentive Plan provides for the grant of stock options, restricted stock and restricted stock units, dividend equivalents and value management awards. Grants of stock options, dividend equivalents and value management awards under the Stock Incentive Plan are designed to provide long-term incentives for executive officers and senior managers that are directly linked to the enhancement of long-term stockholder value.

Since the adoption of the 2000 Stock Incentive Plan in May of 2000 and the Stock Incentive Plan in May 2004, the Committee has exercised its discretion to grant to each executive officer stock options, tandem dividend equivalents and value management awards.

•	Stock options have been granted annually with an exercise price equal to the fair market value at the time of grant and vest over four years.

•	Tandem dividend equivalents have also been granted annually. For grants prior to 2004, dividend equivalents are earned only if the Company achieves a total stockholder return (stock price appreciation plus dividends paid) target of 13% on an annualized basis over a five-year performance period. For grants made in 2004 and 2005, a sliding scale percentage from 50% to 100% of the dividend equivalents are earned in each year of a five-year performance period if the Company achieves at least 5.5% total stockholder return on an annualized basis and relative one-year total shareholder return is at or above the 50th percentile compared to three peer groups: (1) a group of forest products companies, (2) the S&P 500 Index and (3) the Morgan Stanley REIT Index. If the Company’s performance in a given year is below the 50th percentile, no dividend equivalents are earned for the year, even if the Company achieves the 5.5% annualized total shareholder return target. Dividend equivalents earned are paid in cash at the end of a five-year performance period.

•

Value management award units were granted every other year from 2000 through 2003. Commencing in 2004, the Committee granted value management awards on an annual basis. Units are contingently granted and may be earned at the end of a three-year performance period based on the Company’s three- year total stockholder return performance against three peer groups: (1) a group of forest products companies, (2) the S&P 500 Index and (3) the Morgan Stanley REIT Index with the Company’s performance against each peer group weighted 50%, 25% and 25%, respectively. The value of each unit is zero if relative total shareholder return is below the 50th percentile for each of the peer groups, and has a maximum value of $200 if the Company’s relative total shareholder return is at or above the 75th percentile for each of the peer groups.

The Compensation Committee selects the executive officers to receive awards under the Stock Incentive Plan, and determines the amounts of each award to be granted. In 2005, the Committee approved the grant of stock options and tandem dividend equivalents to the executive officers ranging from 9,000 to 95,000 stock options and dividend equivalents, and value management awards ranging from 850 to 12,500 units. The Committee based the amount of each grant on each officer’s overall responsibility and performance, as well as the amount of total compensation for such officer including such officer’s long-term incentive award.

During 2005, the Committee engaged the independent executive compensation consulting firm to review the Company’s executive compensation programs, including the Company’s long-term incentive program, in light of the Company’s compensation philosophy and objectives, and current competitive practice. Based on this review and the Committee’s objectives for the program, the consultant recommended, and the Committee approved, certain changes to the long-term incentive program for 2006. For 2006, the Committee granted stock options and value management awards, but replaced the tandem dividend equivalents with restricted stock units which vest over a four year period. The total value of the 2006 long-term incentive grants is intended to be comparable to the total value of the long-term incentive grants made in prior years. The Committee approved these changes based on the consultant’s recommendation that replacement of the tandem dividend equivalents with restricted stock units simplifies the overall long-term incentive program while continuing to facilitate share ownership and alignment with shareholder interests, and is consistent with competitive practices in the Company’s peer groups.

CEO Compensation

The Compensation Committee determines Mr. Holley’s compensation as President and Chief Executive Officer in accordance with the same principles described above in this report. Mr. Holley’s base salary was set at $745,200 for fiscal year 2005, and for 2006 it was increased by 4% to $775,000. For 2005, Mr. Holley was awarded a cash bonus under the AIP in an amount equal to 121% of his base salary (out of a possible 130%). This award was based on the Committee’s assessment of the Company’s performance against its financial and strategic goals, which were met, and Mr. Holley’s contributions in that regard. In February 2006, the Committee also approved a grant to Mr. Holley of 90,000 stock options, 10,000 restricted stock units and 12,500 value management award units based on the same criteria used to determine the long-term incentive award grant in 2005.

Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of its five most highly paid executive officers. Certain performance-based compensation is specifically exempt from the deduction limit. The Company’s policy is to qualify, to the extent reasonable, the compensation of executive officers for deductibility under the Code.

However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to further the Company’s success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction may be necessary in some circumstances.

Robin Josephs, Hamid R. Moghadam, Robert B. McLeod and Carl B. Webb (Chairman)

COMPANY STOCK PRICE PERFORMANCE

The following graph shows a five-year comparison of cumulative total stockholder returns for the Company, the Standard & Poor’s 500 Composite Index and the Standard & Poor’s Paper and Forest Product Stock Index for the five years ending December 31, 2005. The total stockholder return assumes $100 invested at the beginning of the period in the Company’s common stock, the Standard & Poor’s 500 Composite Index and the Standard & Poor’s Paper and Forest Product Stock Index. It also assumes reinvestment of all dividends.

Total Stockholder Return for the Previous 1 Year:

	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Plum Creek	20.64%	-12.07%	36.39%	31.76%	-2.31%
S&P Paper and Forest Product Stock Index	2.40%	-14.44%	37.83%	9.93%	-2.01%
S&P 500 Index	-11.88%	-22.09%	28.67%	10.86%	4.92%

Indexed Total Return: Stock Price Plus Reinvested Dividends

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Plum Creek	$100.00	$120.64	$106.08	$144.69	$190.64	$186.24
S&P Paper and Forest Product Stock Index	$100.00	$102.40	$ 87.62	$120.76	$132.76	$130.09
S&P 500 Index	$100.00	$ 88.12	$ 68.65	$ 88.33	$ 97.92	$102.74

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation and the preceding Company Stock Price Performance Graph shall not be incorporated by reference into any such filings; nor shall such Report or Graph be incorporated by reference into any future filings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board, certain officers of the Company designated by the Board and persons who hold more than 10 percent of the Company’s common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of, and transactions in, the Company’s securities, and furnish to the Company copies of all such reports they file. During 2005, the Company filed one untimely Form 4 report for each of David Brown and David Lambert reporting the acquisition of stock options. Based upon the copies of those reports furnished to the Company, and written representations that no other reports were required to be filed, the Company believes that all other reporting requirements under Section 16(a) of the Exchange Act for the year ended December 31, 2005 were met in a timely manner by such designated officers, Board members and greater than 10 percent stockholders.

PROPOSAL 2

Ratify Appointment of the Independent Auditors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Ernst & Young LLP (“Ernst & Young”) currently serves as the Company’s independent auditors, and that firm conducted the audit of the Company’s accounts for the year 2005. The Audit Committee appointed Ernst & Young in February of 2006 to serve as independent auditors to conduct an audit of the Company’s accounts for the year 2006 subject to ratification by stockholders. A representative of Ernst & Young is expected to attend the Annual Meeting and be available to respond to appropriate questions and have the opportunity to make a statement if he or she desires to do so.

Selection of the Company’s independent auditors is not required to be submitted to a vote of the stockholders of the Company for ratification. However, the Board of Directors is submitting this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young, and it may retain that firm or another without re-submitting the matter to the Company’s stockholders. Even if the stockholders ratify the appointment of Ernst & Young, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFYING THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS ON THE ENCLOSED PROXY CARD.

INDEPENDENT AUDITORS

Fees to the Independent Auditors for 2004 and 2005

Ernst & Young billed the Company for the following services during the years ended December 31, 2004 and December 31, 2005:

	2004	2005
Audit Fees	$1,408,349	$1,439,500
Audit Related Fees (a)	$5,340	$10,000
Tax Fees (b)	$144,456	$210,298
All Other Fees (c)	$425,000	$0
Total Fees	$1,983,145	$1,659,798

(a)	For 2004, principally consulting services relating to internal controls. For 2005, principally consulting services relating to financial accounting and reporting standards governing the Company’s real estate development accounting policies.

(b)	For 2004, tax planning and research in the amount of $52,929, and tax compliance services (including U.S. federal returns) and tax examination assistance in the amount of $91,527. For 2005, tax planning and research in the amount of $108,648, and tax compliance services (including U.S. federal returns) and tax examination assistance in the amount of $101,650.

(c)	For 2004, tax legislation consulting services for the American Jobs Creation Act of 2004. These services were completed in 2004.

All of the services provided by the independent auditors in 2004 and 2005 were pre-approved by the Audit Committee, which concluded that the provision of such services by the independent auditors was compatible with the maintenance of its independence in the conduct of its auditing functions. Consistent with the terms of its charter, the Committee is required to pre-approve all audit and non-audit services provided by the independent auditors. The Committee may delegate its pre-approval responsibility to a single member of the Committee, provided that any pre-approval decisions made by any such single Committee member is presented to and discussed by the full Committee at its next scheduled meeting. This responsibility has been delegated to Mr. McDonald, the Chairman of the Committee, with respect to services to be provided prior to any scheduled meeting of the Committee.

PROPOSAL 3

Stockholder Proposal to Increase the Voting Threshold by which Individuals are Elected to the Board

The Massachusetts State Carpenters Pension Fund, located at 350 Fordham Road, Wilmington, MA 01887 and holder of 4,100 shares of common stock, has notified the Company that it intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Company has no responsibility, is set forth below.

Stockholder Statement

Resolved: That the shareholders of Plum Creek Timber Company, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

Company Statement

A similar proposal was submitted for consideration at the 2005 Annual Meeting of Stockholders, where it failed to carry enough stockholder support to be passed. While the Board of Directors is still of the opinion that the plurality vote standard has provided a reliably sound mechanism for electing individuals of the highest caliber who are committed to strong corporate governance practices and delivering long-term stockholder value, it also strongly believes that it should re-consider the candidacy of any director nominee who does not receive more “FOR” votes than “WITHHELD” votes (a “Majority Vote”). Therefore, on the recommendation of the Corporate Governance and Nominating Committee, the Board has adopted the following Majority Vote Policy:

In an uncontested election of directors to the Board of Directors of Plum Creek Timber Company, Inc. (the “Board”), any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within five days following certification of the shareholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Board. As used in this Corporate Governance Policy, “uncontested election of directors” means an election where the only nominees are those recommended by the Board.

The Board will consider the tendered resignation and, within 90 days following the date of the shareholders’ meeting at which the election occurred, decide whether to accept or reject the tendered resignation. In considering whether to accept or reject the tendered resignation, the Board will consider all factors deemed relevant by the members of the Board. The Board will also consider a range of possible alternatives concerning the tendered resignation as the Board deems appropriate including, without limitation, acceptance of the resignation, rejection of the resignation or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Board to have resulted in a substantial number of the “withheld” votes for such director. Absent a compelling reason to reject the resignation, the Board shall accept the resignation.

Following the Board’s decision, the Company, within four business days after such decision is made, will publicly disclose in a Form 8-K filed with the Securities and Exchange Commission the Board’s decision whether to accept the resignation as tendered, together with a full explanation of the process by which the decision was reached and, if applicable, the Board’s compelling reason or reasons for rejecting the tendered resignation. To the extent that one or more directors’ resignations are accepted by the Board, the Board will also decide whether to fill such vacancy or vacancies or to reduce the size of the Board.

No director who, in accordance with this Corporate Governance Policy, is required to tender his or her resignation, shall participate in the Board’s deliberations or determination with respect to accepting or rejecting his or her resignation as a director, nor shall any director who is not independent participate in any such deliberations or determinations. If a majority of the members of the Board received a greater number of votes “withheld” from their election than votes “for” their election, then an ad hoc committee comprised of the independent directors then serving on the Board who received a greater number of votes “for” their election than votes “withheld” from their election (the “Ad Hoc Committee”) shall serve in place of the Board and perform the Board’s duties for purposes of this Policy. Notwithstanding the foregoing, if there are fewer than three directors eligible to serve on an Ad Hoc Committee, then all of the independent members of the Board (other than the director whose resignation is being considered) will make the determination to accept or reject the tendered resignation.

This Corporate Governance Policy, as it may be amended from time to time, will be summarized or included in each proxy statement relating to an election of directors for the Company.

Under the terms of the policy, any director who fails to receive a Majority Vote in any uncontested Board election is required to tender his or her resignation to the Board. The Board will consider the tendered resignation and, absent a compelling reason to do otherwise, accept it. This general approach, followed by numerous publicly traded companies, is responsive to concerns about director nominees who do not receive a Majority Vote, while at the same time giving the Board some flexibility to respond to the potential sudden loss of one or more Board members.

The Board also continues to believe that implementing a strict Majority Vote requirement, without giving the Board some flexibility to consider and act upon the impact of losing one or more directors, could have several drawbacks for the Company and its stockholders. First and foremost, it could be very disruptive to the overall functioning of the Board by potentially making it more difficult for stockholders to elect a full board. Indeed, under a strict Majority Vote standard, an entire slate of candidates might not be elected, thereby putting the Board in the position of having an insufficient number of directors to carry out the Board’s work. The Company might also fail to comply with stock exchange listing standards and other regulatory requirements for maintaining a sufficient number of independent directors or directors with particular qualifications. It could also have the unintended consequence of increasing the cost of soliciting stockholder votes. The Company may need to employ a proactive solicitation, a second mailing or other strategies to obtain the required vote. The end result would be a significant increase in costs to the Company to carry out Board elections. For these reasons, and in light of the Board’s adoption of the Majority Vote Policy, the Board recommends that you vote “AGAINST” the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THIS PROPOSAL AND RECOMMENDS THAT YOU VOTE “AGAINST” IT ON THE ENCLOSED PROXY CARD.

OUTSTANDING CAPITAL STOCK

The common stock of the Company is its only class of voting capital stock. The Company’s common stock is traded on the New York Stock Exchange and the Pacific Exchange. The record date for stockholders entitled to vote at the meeting is the close of business on March 10, 2006. At the close of business on that date, the Company had issued and outstanding 184,329,721 shares of common stock, $.01 par value. The closing price of the Company’s common stock on that date was $36.54.

STOCKHOLDER PROPOSALS

The Company anticipates that the next Annual Meeting of stockholders will be held in May of 2007. Any stockholder of record who desires to submit a proposal for inclusion in the proxy materials related to the next Annual Meeting of Stockholders must do so in writing and it must be received at the Company’s principal executive offices on or before November 10, 2006. Any stockholder proposal submitted for inclusion in the Company’s proxy materials must comply with the requirements of Rule 14a-8 under the Exchange Act.

If a stockholder intends to present a proposal at the 2007 Annual Meeting of stockholders that is not included in the Company’s proxy statement, and the stockholder fails to properly notify the Company of such proposal in writing between February 1, 2007 and March 3, 2007, then any such proposal shall be considered untimely. Article II, Section 5 of the Company’s Amended and Restated Bylaws governs submission of matters for presentation at stockholder meetings.

ANNUAL REPORT

This Proxy Statement has been preceded or accompanied by the Annual Report for the fiscal year ended December 31, 2005. Stockholders are referred to such report for financial and other information about the activities of the Company. Except for those pages specifically incorporated in this Proxy Statement, such report is not to be deemed a part of the proxy soliciting material.

FORM 10-K

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (NOT INCLUDING EXHIBITS TO THE FORM 10-K). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO PLUM CREEK TIMBER COMPANY, INC., INVESTOR RELATIONS, 999 THIRD AVENUE, SUITE 4300, SEATTLE, WASHINGTON, 98104-4096.

INCORPORATION BY REFERENCE

According to the provisions of Schedule 14A under the Exchange Act, the following document or portion thereof is incorporated by reference: “Executive Officers of the Registrant” from Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

OTHER MATTERS

In the event that any matter not described herein is properly presented for a stockholder vote at the meeting, or any adjournment thereof, the persons named in the form of proxy will vote in accordance with their best judgment. At the time this proxy statement went to press, the Company knew of no other matters that might be presented for stockholder action at the meeting.

Annex A

Director Independence

The Board of Directors of Plum Creek Timber Company, Inc. (the “Company”) has adopted the following standards in determining whether or not a director has a material relationship with the company and, therefore, whether such director is independent. These standards are intended to be consistent with the New York Stock Exchange standards for director independence.

Any director falling within any one or more of the following categories will not be deemed independent by the Board of Directors:

(1)	Any director who is, or has been within the last three years, an employee of the Company, or who has an immediate family member who is, or has been within the last three years, an executive officer, of the Company.

(2)	Any director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(3)	Any director who: (a) is, or has an immediate family member who is, a current partner of a firm that is the Company’s internal or external auditor; (b) is a current employee of such a firm; (c) has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) was, or has an immediate family member who was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

(4)	Any director who is or has been within the last three years, or who has an immediate family member who is or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

(5)	Any director who is a current employee, or who has an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

A-1

MAP TO THE WASHINGTON ATHLETIC CLUB

   Reprinted with the permission of the Washington Athletic Club

Driving Instructions

Northbound on Interstate Highway 5

Take the Seneca Street Exit

Turn right on Sixth Avenue

Southbound on Interstate Highway 5

Take the Union Street Exit

From Union Street, turn left on Fifth Avenue

Turn left on University Street

Turn left on Sixth Avenue

Westbound on Interstate Highway 90

Merge to Interstate Highway 5 Northbound

Take the Madison Street Exit

Turn left on Madison Street

Turn right on Sixth Avenue

Address

Washington Athletic Club

1325 Sixth Avenue, Seattle, Washington 98111

•   The Washington Athletic Club is located in Downtown Seattle on Sixth Avenue, between Union Street and University Street.

•   Washington Athletic Club Parking is available one block north of the club entrance just past Union Street on the left.

PLUM CREEK TIMBER COMPANY, INC.

999 THIRD AVENUE, SUITE 4300

SEATTLE, WASHINGTON 98104-4096

AUTO DATA PROCESSING

INVESTOR COMM SERVICES

ATTENTION:

TEST PRINT

51 MERCEDES WAY

EDGEWOOD, NY

11717

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Plum Creek in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Plum Creek Timber Company, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.

123,456,789,012.0000

000000000000

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	PLMCK1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02            0000000000            215272884409

PLUM CREEK TIMBER COMPANY, INC.

Proposal 1

1.	ELECTION OF DIRECTORS.

Nominees:	(1) Rick R. Holley (2) Ian B. Davidson (3) Robin Josephs (4) John G. McDonald (5) Robert B. McLeod (6) John H. Scully (7) Stephen C. Tobias (8) Carl B. Webb	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and, on the line below, write the number appearing next to the nominee’s name.

Proposal 2				For	Against	Abstain

2.	PROPOSAL TO RATIFY APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 2006.			☐	☐	☐

Proposal 3				For	Against	Abstain

3.	STOCKHOLDER PROPOSAL TO INCREASE THE VOTING THRESHOLD BY WHICH INDIVIDUALS ARE ELECTED TO THE BOARD OF DIRECTORS.			☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR ALL” with respect to Proposal 1; “FOR” with respect to Proposal 2 and “AGAINST” with respect to Proposal 3.

In their discretion the Proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment thereof.

For address changes please chec this box and write them on the back where indicated ☐

AUTO DATA PROCESSING

INVESTOR COMM SERVICES

ATTENTION:

TEST PRINT

51 MERCEDES WAY

EDGEWOOD, NY

11717

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN REPRESENTATIVE CAPACITY, SIGN NAME AND TITLE.

Signature [PLEASE SIGN WITHIN BOX]	Date

P24631
Signature (Joint Owners)	Date

123,456,789,012

729251108

22

PROXY

This Proxy is Solicited on Behalf of the Board of Directors for

the 2006 Annual Meeting of Stockholders, May 3, 2006.

The undersigned acknowledges receipt of (a) the Notice of 2006 Annual Meeting of the Stockholders of Plum Creek Timber Company, Inc. (the “Company”), (b) the accompanying Proxy Statement, and (c) the Annual Report of the Company for its fiscal year ended December 31, 2005. Rick R. Holley, William R. Brown and James A. Kraft, or any one of them, with power of substitution and revocation, are hereby appointed Proxies of the undersigned to vote all stock of the Company which the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders to be held at the Washington Athletic Club, located at 1325 Sixth Avenue, Seattle, Washington, on May 3, 2006 at 9:00 a.m., or any adjournment thereof, with all powers which the undersigned would possess if personally present, upon such business as may properly come before the meeting or any adjournment thereof.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” WITH RESPECT TO PROPOSAL 1, AND SHARES WILL BE SO VOTED UNLESS OTHERWISE DIRECTED.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” WITH RESPECT TO PROPOSAL 2, AND SHARES WILL BE SO VOTED UNLESS OTHERWISE DIRECTED.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” WITH RESPECT TO PROPOSAL 3, AND SHARES WILL BE SO VOTED UNLESS OTHERWISE DIRECTED.

YOU MAY ALSO VOTE VIA TELEPHONE OR INTERNET. SEE INSTRUCTIONS ON REVERSE SIDE.

Address Changes:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE

PLUM CREEK TIMBER COMPANY, INC.

999 THIRD AVENUE, SUITE 4300

SEATTLE, WASHINGTON 98104-4096